UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 26, 2005

Commission File No. 0-20740

EPICOR SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	33-0277592
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

18200 Von Karman Avenue, Suite 1000

Irvine, California 92618-2402

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (949) 585-4000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departures of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 26, 2005, Epicor Software Corporation (“Epicor” or the “Company”) issued a press release announcing the appointment of Mark Duffell, Executive Vice President, Worldwide Operations, to President and Chief Operating Officer of Epicor. The Company further announced Mr. L. George Klaus’ intention to remain as Epicor’s Chairman and Chief Executive Officer through 2007. Mr. Duffell will continue to report to Mr. Klaus, who resigned his position as Epicor’s President concurrently with the appointment of Mr. Duffell as President.

Mr. Duffell, age 43, has worked at Epicor since 1996 and has served as Epicor’s Executive Vice President, Worldwide Operations since August 2003. Prior to that position, Mr. Duffell served as Epicor’s Executive Vice President and General Manager of the e by Epicor and International Divisions, Vice President, EMEA and Vice President, North American Sales. Prior to joining Epicor, Mr. Duffell was with Frame Technology International, as Regional Director (Western Europe). Mr. Duffell graduated with a degree in production engineering from Kingston University.

As the Company’s President and Chief Operating Officer, Mr. Duffell will be paid an annual base salary of $388,045 and has been granted the right to purchase 80,000 shares of the Company’s restricted common stock at a price of $0.001 per share, subject to a lapsing right of repurchase in favor of Epicor based on Mr. Duffell’s continued employment with Epicor as follows: (i) the repurchase right lapses as to 20,000 shares of restricted stock upon the first anniversary of the grant and (ii) the repurchase right lapses as to 5,000 shares of restricted stock on a quarterly basis thereafter such that the repurchase right lapses on all 80,000 shares four years after the grant date.

The Company previously entered into an employment agreement with Mark Duffell in June 2003 when he was promoted to Executive Vice-President and Group General Manager of the e by Epicor and International Divisions of the company. The employment agreement provided for a base salary of $320,000, together with a target annual bonus on a fiscal year basis of $160,000 based on a performance plan. The target bonus may increase to $320,000 if the performance targets are exceeded. In addition, Mr. Duffell was granted an option to purchase 80,000 shares of Common Stock at an exercise price of $4.67 per share. The options vest with respect to 80,000 shares as follows: (i) 20,000 shares vest on the first anniversary of the employment start date and (ii) 5,000 shares vest quarterly thereafter such that the shares are fully vested in four years. If a change of control occurs, then all shares subject to his options shall become fully vested upon the change of control. In addition, the Company agreed to pay Mr. Duffell a signing bonus of $18,000 and reimburse him for his relocation expenses related to his and his family’s expenses associated with moving from the United Kingdom to the United States. In the event his employment is terminated without cause or in the event that he is constructively terminated, the Company agreed to pay the relocation expenses associated with his moving back to the United Kingdom. In the event of termination without cause or a constructive termination, the shares of Common Stock that would have vested under Mr. Duffell’s options during the next 6-month period shall accelerate and become vested. If a change of control occurs, then all shares subject to his options shall become fully vested upon the change of control.

The Company also has a previous arrangement with Mr. Duffell providing that he will be entitled to receive six months of base salary plus an additional week’s pay for each full year of service to the Company if his employment is involuntarily terminated within twelve months following a change of control of the Company or if there is a constructive termination of his employment within twelve months following a change of control.

The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(c) Exhibits.

The following exhibit is furnished as part of this report:

Exhibit Number	Description

99.1	Press release dated as of July 26, 2005.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EPICOR SOFTWARE CORPORATION (Registrant)

Date: August 1, 2005	/s/ John D. Ireland
John D. Ireland Vice President and General Counsel

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Exhibit Index

Exhibit Number	Description of Document

99.1	Press release dated as of July 26, 2005.

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